Exhibit 99.1

For Immediate Release	Contact: Dan Kelly
July 28, 2005	(919) 774-6700

THE PANTRY ANNOUNCES RECORD THIRD-QUARTER FINANCIAL RESULTS

Restating financial statements for sale-leaseback transactions

Raises low end of fiscal 2005 EPS guidance range, now targets $2.10-$2.15

Sanford, North Carolina, July 28, 2005 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced preliminary financial results for its third fiscal quarter and nine months ended June 30, 2005.

Revenues for the third quarter were $1,166.5 million, up 25.7% from $928.3 million in the corresponding period a year ago. Net income was $16.7 million, a 25.9% increase from $13.2 million in last year’s third quarter. Diluted earnings per share were $0.75, up 17.1% from $0.64 a year ago.

“Operating performance in our core stores remained strong in the third quarter, with solid growth in comparable store merchandise sales and gasoline gallons sold, as well as a substantial increase in our merchandise gross margin,” said Peter J. Sodini, President and Chief Executive Officer. “These results reflect the positive impact of our store conversion and rebranding programs, as well as our increased focus on higher-margin merchandise categories such as food service and private label products.”

Merchandise revenue for the quarter increased 7.0% overall and 4.1% on a comparable store basis. The merchandise gross margin of 36.6% was up 50 basis points from last year’s third quarter. Total merchandise gross profits rose 8.5% to $118.6 million, and again accounted for more than 70% of the Company’s total gross profits. Comparable store gasoline gallons increased 5.6% from a year ago, and total gallons sold rose 15.2%. Gasoline revenues were up 34.7%, partly due to a 17.0% increase in the average retail price per gallon, to $2.13. The gross margin per gallon was 12.3 cents, compared with 13.0 cents in last year’s third quarter. Gasoline gross profits for the quarter totaled $48.4 million, up 9.0% from a year ago.

During the third fiscal quarter, the Company completed the acquisition of 53 Cowboys convenience stores located mostly in Georgia and Alabama. In addition, it announced a definitive agreement to acquire 23 convenience stores in Virginia that are currently operating under the Sentry Food Mart banner. That acquisition is expected to close in the fourth fiscal quarter. Mr. Sodini commented, “Both of these transactions are excellent examples of our strategy of focusing on tuck-in acquisitions that leverage our existing market presence across the Southeast, and both are expected to be immediately accretive to our earnings per share.”

For the nine-month period, total revenues were approximately $3.1 billion, up 24.2% from the corresponding period last year. Net income for the nine months was $32.5 million, or $1.50 per diluted share, up sharply from $3.2 million, or $0.16 per share, a year ago. Net income for the first nine months of fiscal 2004 included $0.69 per share in early debt extinguishment costs, as well as $0.04 per share in expenses related to a secondary stock offering. In addition, there was duplicate interest expense of $0.05 per share on two issues of senior subordinated notes for a one-month period when both were outstanding. Net income excluding these financing-related items for the first nine months of fiscal 2004 was $19.3 million, or $0.93 per share. EBITDA for the first nine months of fiscal 2005 was $141.1 million, a 15.6% increase from a year ago.

Mr. Sodini said, “We are pleased with the year-to-date performance of our core business and with the two outstanding acquisitions we have negotiated. We are improving our guidance for the year and now target diluted earnings per share for the full fiscal year in a range between $2.10 and $2.15, after giving effect to the restatement described below. This is up from our previously targeted range of $2.05 to $2.15.”

Impact of Restatement

The Company also announced today that it intends to restate certain of its prior period financial statements to correct its accounting for transactions that it characterized as sale-leaseback transactions. This change is the result of the determination by the Company in consultation with its independent registered public accountants that such transactions must be accounted for as financing transactions rather than sale-leaseback transactions. The change will not affect the Company’s cash flow and will have a minimal impact on earnings per share and retained earnings. The restatement recharacterizes the transactions as financing transactions, with the assets and related financing obligation carried on the balance sheet. As a result, approximately $177 million in additional debt will be recorded as of June 30, 2005, with a similar increase in assets. While the Company is in compliance with all of the financial ratio covenants of the loan agreement under its credit facilities, the increase in debt will put it in default because of provisions that limit the Company’s ability to incur additional indebtedness. The Company currently is in the process of obtaining an amendment to the loan agreement. Based on its discussions with lenders, the Company expects to enter into an amendment in the first half of August that would put it in compliance with the agreement and obtain any necessary waivers. The Company also is taking steps to address the impact of the restatement on other financing arrangements where there may be a breach and anticipates no material consequences arising from them.

The expected annual impact of the restatements on the Company’s previously reported diluted earnings per share for fiscal years 1999 (the earliest year affected by the restatement) to 2003 ranges from approximately $0.01 to $0.03. The Company expects the restatement to reduce fiscal 2004 net income and diluted earnings per share by approximately $1.7 million and $0.08, respectively. For the first nine months of fiscal 2005, the impact is partially offset by reversing certain straight-line rent charges recorded earlier in the year, resulting in a decrease in net income of approximately $400,000, or $0.02 per share.

During the third fiscal quarter, the Company’s independent registered public accountants advised management that they were reviewing the accounting the Company had previously applied to sale-leaseback transactions – which the registered public accountants had previously considered in their periodic audits and reviews. Certain technical issues were identified that had the potential to cause certain of these transactions to not qualify for sale-leaseback accounting treatment. One of these issues impacts almost all of the Company’s previously reported sale-leaseback transactions – whether the retention by the Company of ownership of underground fuel storage tanks represents a continuing involvement in the leased property that precludes treating these leases as operating leases pursuant to sale-leaseback accounting rules. Although generally accepted accounting principles on this topic are not clear, the Company has concluded at this time that a restatement is appropriate.

The Company had previously believed that its sale-leaseback accounting treatment was appropriate under Generally Accepted Accounting Principles (“GAAP”). The Company is unaware of any evidence that these restatements are due to any intentional noncompliance with GAAP by the Company. However, after further review of various interpretations of these technical accounting matters and discussions with its independent registered public accountants, the Company has concluded that the restatements were appropriate. The preliminary results announced in this release utilize the accounting treatment which will be reflected in the restatement of our historical financial statements. Because the restatement is not yet completed, the expected impact of the restatement contained herein is preliminary and subject to a final review by management and the audit committee and the audit or review by our independent registered public accountants. While there can be no assurance, in light of the straightforward nature of the restatement, the Company believes that these final reviews or audit will not result in any significant change to the preliminary impact contained herein.

Conference Call

Interested parties are invited to listen to the third quarter earnings conference call scheduled for Thursday, July 28, 2005 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until August 4, 2005.

Use of Non-GAAP Measures

EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our cash flow and historical ability to service debt and because we believe investors find this information useful as it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined may not be comparable to similarly titled measures reported by other companies.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2004 of approximately $3.5 billion. As of June 30, 2005, the Company operated 1,386 stores in 11 states under a number of banners including Kangaroo ExpressSM, The Pantry®, Golden Gallon®, Cowboys and Lil Champ Food Store®. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the risk that we do not enter into the anticipated amendment with our lenders to cure the default created by the restatement or obtain any necessary waivers of default from any of our financing sources; the risk that our ability to finance future transactions could be adversely affected; the risk that we do not amend our reports to reflect the restatement within the cure period provided under our senior subordinated notes (which would give rise to the holders’ right to accelerate our debt and declare it due); and the risk that the preliminary financial impact of the restatement contained herein and the current preliminary results contained in the related press release will be different when the restatement is finalized and reported; the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; fluctuations in domestic and global petroleum and gasoline markets, changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. Additional information will be contained in the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission today. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K, and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of July 28, 2005. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Unaudited Selected Financial Data Table provided below utilizes the accounting treatment which will be reflected in the restatement of our historical financial statements. Because the restatement is not yet completed, the expected impact of the restatement on the historical financial data relied on to prepare such information is preliminary and subject to a final review by management and the audit committee and the audit or review by our independent registered public accountants.

The Pantry, Inc.

Unaudited Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Nine Months Ended
	June 30, 2005	June 24, 2004	June 30, 2005	June 24, 2004
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
		(as restated)		(as restated)
Revenues:
Merchandise	$324,041	$302,879	$895,397	$843,101
Gasoline	842,415	625,448	2,158,362	1,616,020

Total revenues	1,166,456	928,327	3,053,759	2,459,121

Cost of sales:
Merchandise	205,467	193,624	566,999	535,186
Gasoline	793,968	580,993	2,025,908	1,496,888

Total cost of sales	999,435	774,617	2,592,907	2,032,074
Gross profit	167,021	153,710	460,852	427,047

Net income	$16,660	$13,229	$32,532	$3,213

Earnings per share:
Net income per diluted share	$0.75	$0.64	$1.50	$0.16
Diluted shares outstanding	22,264	20,709	21,653	20,600

Selected financial data:
EBITDA	$57,042	$49,776	$141,122	$122,058
Net cash provided by operating activities	$53,467	$56,744	$80,871	$64,621
Merchandise gross profit	$118,574	$109,255	$328,398	$307,915
Merchandise margin	36.6%	36.1%	36.7%	36.5%
Gasoline gallons	395,021	342,818	1,081,817	990,203
Gasoline gross profit	$48,447	$44,455	$132,454	$119,132
Gasoline margin per gallon (1)	$0.1226	$0.1297	$0.1224	$0.1203
Gasoline retail per gallon	$2.13	$1.82	$2.00	$1.63

Comparable store data:
Merchandise sales %	4.1%	3.9%	5.5%	3.3%
Gasoline gallons %	5.6%	0.2%	5.5%	1.6%

Number of stores:
End of period	1,386	1,367	1,386	1,367
Weighted-average store count	1,377	1,371	1,360	1,370

Notes:

(1)	Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Reconciliation of Non-GAAP Financial Measures provided below utilizes the accounting treatment which will be reflected in the restatement of our historical financial statements. Because the restatement is not yet completed, the expected impact of the restatement on the historical financial data relied on to prepare such information is preliminary and subject to a final review by management and the audit committee and the audit or review by our independent registered public accountants.

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	Quarter Ended		Nine Months Ended
	June 30, 2005	June 24, 2004	June 30, 2005	June 24, 2004
		(as restated)		(as restated)
EBITDA	$57,042	$49,766	$141,122	$122,058
Interest expense and loss on extinguishment of debt	(14,052)	(13,605)	(41,628)	(72,560)
Adjustments to reconcile net income to net cash provided by operating activities (other than depreciation and amortization and provision for deferred income taxes)	785	(711)	1,521	24,682
Changes in operating assets and liabilities, net:
Assets	(14,080)	(3,614)	(20,523)	(9,023)
Liabilities	23,772	24,908	379	(536)

Net cash provided by operating activities	$53,467	$56,744	$80,871	$64,621

	Nine Months Ended
	June 30, 2004	EPS
Net income	$3,213	$0.16

Financing related charges, net of income taxes:
Loss on extinguishment of debt	14,199	0.69
Secondary stock offering expenses	800	0.04
Duplicate interest, senior subordinated notes	1,046	0.05

Net income, excluding financing related charges	$19,257	$0.93